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                                                                       EXHIBIT 4


                                 AMENDMENT NO. 6
                                     TO THE
                                 DATASCOPE CORP.
                 401(k) SAVINGS AND SUPPLEMENTAL RETIREMENT PLAN

The Benefits Committee of the Datascope Corp. hereby adopt the following amendments to the Datascope Corp. 401(k) Savings and Supplemental Retirement Plan (the "Plan") effective as of the dates set forth below:

1. Effective March 1, 1995, Section 1.16 of the Plan is amended to read as follows:

    1.16 "Eligible Employee" means any Employee who has attained age 21, but excluding

          A. any individual who is covered by a collective bargaining agreement to which the Employer is a party, and which agreement does not provide for participation in the Plan; and

          B.  any individual who is a "leased employee" within the meaning of
              Section 414(n)(2) of the Code.

2. Effective March 1, 1995, Section 1.18 of the Plan is amended to read as follows:

    1.18 "Employee" means any individual who is a common law employee of the Employer.

3. Effective March 1, 1995, Section 1.22 of the Plan is amended to read as follows:

    1.22  "Entry Date" means

          A. prior to March 1, 1995, the Effective Date and each July 1, October 1, January 1 and March 1 thereafter; and

          B.  effective March 1, 1995, the first day of any calendar month.

4. Effective March 1, 1995, new Section 1.26 of the Plan is added to read as follows and existing Sections 1.26 through 1.49 are renumbered accordingly:

    1.26 "Full-time Employee" means an Employee who is regularly scheduled to work 30 or more hours per week. The term "Full-time Employee" does not include any Employee who is regularly scheduled to work less than 30 per week or who has been hired to fulfill a temporary assignment of a non-recurring nature.
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5.  Effective March 1, 1995, Article II is amended to read as follows:

                                   ARTICLE II

                             MEMBERSHIP IN THE PLAN

    2.1 Participation Requirements Prior to March 1, 1995. Prior to March 1, 1995, each Eligible Employee shall become a Member in the Plan on the first Entry Date coincident with or next following the last day of an Eligibility Computation Period during which he has completed 1,000 or more Hours of Service. Each Eligible Employee shall be eligible to make a Rollover Contribution commencing on his date of hire.

    2.2 Participation Requirements On or After March 1, 1995. Effective March 1, 1995, each Eligible Employee who is not described in Section 2.1 shall become a Member in the Plan as follows:

          A. Each Eligible Employee who is classified as a Full-Time Employee shall be eligible to elect to have Basic Contributions made on his behalf commencing on the first Entry Date coincident with or next following the date on which he first completes 30 days of continuous employment. Such Employee shall become a Member with respect to Basic Contributions by making an election in accordance with the requirements of Section 3.1.

          B. Each Eligible Employee who is not classified as a Full-Time Employee shall be eligible to elect to have Basic Contributions made on his behalf commencing on the first Entry Date coincident with or next following the last day of an Eligibility Computation Period during which he has completed 1,000 or more Hours of Service. Such Employee shall become a Member with respect to Basic Contributions by making an election in accordance with the requirements of Section 3.1.

          C. Each Eligible Employee shall become eligible for Matching Contributions commencing on the first anniversary of his date of hire.

          D. Each Eligible Employee shall be eligible to make a Rollover Contribution commencing on his date of hire.


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    2.3   Break in Service Before Participation. If an Eligible Employee incurs a Break in Service before he satisfies the participation requirements under Section 2.1 or 2.2 and he is later reemployed, he shall be treated as a new Eligible Employee at the time of his reemployment for purposes of applying the participation requirements in Section 2.1 or 2.2.

    2.4 Break in Service After Participation. If an Eligible Employee incurs a Break in Service after he becomes a Member and he later is reemployed, he shall again become a Member in the Plan commencing on the date of his reemployment.

    2.5 Cessation of Participation. An individual will cease to be eligible to participate in the Plan with respect to Basic Contributions, Matching Contributions, Rollover Contributions as of the date (a) he ceases to be an Eligible Employee or (b) terminates employment. After such date, he shall continue to be a Participant only with respect to the allocation of earnings, losses and expenses made in accordance with
          Article 5 until the balance credited to his Account is distributed.

6.  Effective January 1, 1995, Section 5.3 is amended to read as follows:

    5.3   Investment Funds.

          A. The Benefits Committee shall select such investment vehicles as it determines appropriate to meet the requirements of Section 404(c) of ERISA and the regulations thereunder relating to the investment of Members' Accounts at the direction of the Members. The Benefits Committee may select such additional investment vehicles as it determines appropriate for the investment of Members' Accounts.

          B. The Benefits Committee may prescribe such rules and restrictions on the investment of Members' Accounts in any such investment vehicle as it deems appropriate.

          C. In the event that the fees of any investment manager or investment advisor are attributable to a particular investment vehicle, the Benefits Committee may, in its discretion, determine how such expenses shall be allocated among Members' Accounts.

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7.  Effective January 1, 1995, Section 5.5 is amended to read as follows:

    5.5   Investment Direction.

          A. The Benefits Committee, or its designees, shall provide Members with such information and materials with respect to the Investment Funds as may be required by Section 404(c) of ERISA.

          B. A Member shall have the right to direct the Benefits Committee to invest his Account in any of the Investment Funds. A Member's Investment direction (or any change in his investment direction) shall be made in the manner and in such form as the Benefits Committee shall direct.

          C. A Member's investment election (or any change in his investment election) shall be made in multiples of 5 percent. Notwithstanding the foregoing, a Member may not elect to have more than 25% of his Account invested in Employer Securities.

          D. A Member's investment election shall remain in effect until the Member properly files a change of election with the Benefits Committee. In the event that any Member shall not have directed the investment of all or a portion of the balance in his account at any time, the Member shall be deemed to have directed that such balance be invested in a money market (or equivalent) fund and such assets shall remain in such Investment Fund until such time as the Member directs otherwise.

          E. A Member may change his investment election with respect to existing investments, new contributions, or both, effective as of the next following Adjustment Date. Such change must be made in writing or in accordance with such other methods as may be established by the Benefits Committee in accordance with the requirements of Section 404(c) of ERISA.

8. Effective January 1, 1995, Section 5.6 is deleted. Existing Sections 5.7 through 5.9 are renumbered accordingly and all references to Section 5.6 are amended to refer to Section 5.5.

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         IN WITNESS WHEREOF, the undersigned, being all of the members of the
Benefits Committee of Datascope Corp. hereby adopt this Amendment No. 6 to the Datascope Corp. 401(k) Savings and Supplemental Retirement Plan. This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Amendment.

BENEFITS COMMITTEE OF DATASCOPE CORP.


/s/ Murray Pitkowsky                            /s/ Eric Nietsch
------------------------------------------      --------------------------------
Murray Pitkowsky                                Eric Nietsch


/s/ Richard Monastersky                         /s/ Hubert Jones
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Richard Monastersky                             Hubert Jones


APPROVED BY:


/s/ Lawrence Saper
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Lawrence Saper
Chief Executive Officer of Datascope Corp.

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